Exhibit 10.1

SUMMARY OF DIRECTORS’ COMPENSATION

Effective July 12, 2010, compensation paid to non-employee directors of A. O. Smith Corporation is as follows:

•	An annual cash retainer of $35,000, payable quarterly in advance, and $90,000 paid in A. O. Smith Corporation Common Stock.

•	A fee of $1,500 for each board, committee and annual shareholder meeting attended; $3,000 for each Investment Policy Committee meeting.

•	A fee of $500 for each telephonic board and committee meeting.

•	A new director orientation meeting fee of $1,500.

•	An annual retainer of $5,000 for Audit Committee members and $3,000 for the members of the Investment Policy Committee, Nominating and Governance Committee and Personnel and Compensation Committee.

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An annual retainer of $15,000 for the chairperson of the Audit Committee and $10,000 for the chairpersons of each of the Investment Policy Committee, Nominating and Governance Committee and Personnel and Compensation Committee.

•	An annual retainer of $20,000 for the presiding director.

The foregoing does not reflect any changes to previously disclosed compensation for non-employee directors, except that effective July 12, 2010, A. O. Smith Corporation’s Board of Directors, upon recommendation of the Nominating and Governance Committee, increased the annual retainer for the chairperson of the Audit Committee from $10,000 to $15,000 and established an annual retainer for the presiding director of $20,000.

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